Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement") is made and entered into January 30, 2019, by and between POWERUP LENDING GROUP, LTD. ("PowerUp"), a corporation formed and existing pursuant to the laws of the State of Virginia and having a principal place of business located at 111 Great Neck Road, Suite 216, Great Neck, New York 11021, on the one hand, and ORIGINCLEAR, INC. ("OCLN"), a corporation formed and existing pursuant to the laws of the State of Nevada and having a principal place of business located at 525 S. Hewitt Street, Los Angeles, California 90013, TENER ECKELBERRY a/k/a RIGGS ECKELBERRY ("Riggs") residing at on the other hand (PowerUp, and OCLN, Riggs shall be collectively referred to herein as the "Settling Parties").

WHEREAS, OCLN executed a convertible promissory note (the "June Note") dated June 7, 2018, in the amount of $43,000.00 in favor of PowerUp pursuant to a certain Securities Purchase Agreement (the "June SPA") which provided for, among other things, conversion rights in and to OCLN's common stock; and

WHEREAS, OCLN executed a second convertible promissory note (the "August Note") dated August 28, 2018, in the amount of $38,000.00 in favor of PowerUp pursuant to a certain Securities Purchase Agreement (the "August SPA") which provided for, among other things, conversion rights in and to OCLN's common stock; and

WHEREAS, PowerUp alleged that OCLN defaulted in its obligation under the Notes by (1) failing to remain current in its filing obligations with the Securities and Exchange Commission ("SEC"), particularly the filing covering the period ending September 30, 2018; (2) failing to honor a Notice of Conversion dated December 11, 2018 seeking to convert $20,000.00 of the June Note into 25,316,456 of common stock in OCLN; and (3) by changing transfer agents and failing to obtain the requisite Letter of Authorization and Instructions ("T/A Letter") signed by the replacement transfer agent; and

WHEREAS, based upon the foregoing, PowerUp served a notice of default upon OCLN dated November 19, 2018; and

WHEREAS, by virtue of OCLN's default, PowerUp is entitled to a default amount equal to 150% of the outstanding principal balance owed together with default interest; and

WHEREAS, PowerUp commenced an action entitled PowerUp Lending Group, Ltd. v. Originclear, Inc., Tener R. Eckelberry a/k/a Riggs Eckelberry , in the Supreme Court of the State of New York, County of Nassau, under Index No. 616493/2018 (the "Action") for enforcement of the Notes; and

WHEREAS, PowerUp thereafter filed an Order to Show Cause seeking, inter alia, an Order from this Court (1) directing OCLN and its agents to honor the December 11, 2018 Notice of Conversion; (2) directing OCLN and its transfer agent to establish a share reserve in the amount of 663,934,425 shares of its common stock to accommodate PowerUp's conversion process; and (3)   enjoining OCLN from transferring, distributing or otherwise encumbering its common stock during the pendency of the Action; and

WHEREAS, by Order dated December 18, 2018, the Honorable Thomas Feinman, J.S.C., directed (1) OCLN and its transfer agent, Corporate Transfer Inc., to establish a share reserve for PowerUp's benefit in the amount of 633,934,425 to be segregated and held exclusively for PowerUp's benefit (2) that a hearing seeking a preliminary injunction be held on February 6, 2019; and

WHEREAS, PowerUp thereafter by Order to Show Cause sought to modify the Temporary Restraining Order contained in Judge Feinman's December 18th Order as a result of certain actions taken by OCLN subsequent to the issuance of the December 18th Order; and

WHEREAS, by Order dated January 14, 2019, Judge Feinman amended the Court's prior Order by expanding the Temporary Restraining Order by directing OCLN and its agents not to distribute any further shares of common stock in OCLN to any third party; and

WHEREAS, PowerUp and OCLN have elected to amicably resolve the Action without further litigation upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that the claims asserted in the Action are fully and finally settled upon the following terms and conditions:

1.                    Incorporation of WHEREAS Clauses. The WHEREAS Clauses set forth above are reiterated hereat and incorporated into this Agreement.

2.                   Settlement Amount. In full and final settlement of all claims asserted, or which could have been asserted, in the Action, and OCLN acknowledges that PowerUp has bona fide claims in the total aggregate amount inclusive of default amount One Hundred Twenty One Thousand Five Hundred Dollars ($121,500.00) and interest of Five Thousand Nine Hundred Three and 01/100 Dollars ($5,903.01) aggregating $127,403.01 (the "Settlement Amount"),

$68,081.37 is attributable to the June Note and $59,321.64 is attributable to the August Note:

a.	OCLN has not paid and will not be able to pay in the near term, any amounts due on the Settlement Amount and desires to settle the Action by this stipulation (the "Settlement Agreement"). OCLN acknowledges that the only viable manner in which PowerUp will receive repayment of this obligation is by PowerUp availing itself of the conversion rights provided in the Notes;

b.	OCLN desires to issue shares of OCLN's common stock in order to repay the obligation and PowerUp is willing to accept such shares of common stock in accordance with the terms of this Settlement Agreement and the Note provided that (i) the proposed exchange (including the issuance of a common stock pursuant to this Settlement Agreement) is exempt from the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act");

c.	PowerUp and OCLN have agreed to the settlement terms and conditions and believe that they are procedurally and substantively fair to PowerUp and OCLN, such that PowerUp and OCLN are willing to enter into this Settlement Agreement. In addition, OCLN's Board of Directors has considered the proposed settlement and has resolved that its terms and conditions are fair to, and in the best interest of, OCLN and its shareholders; and

d.	Accordingly, the Parties hereto request that the Court approve the fairness of the proposed terms and conditions including the issuance of common stock pursuant to this Settlement Agreement.

3.                Share Reserves. The Parties acknowledge that pursuant to the Notes and companion loan documents with respect to the Notes that the total aggregate share reserves held for the exclusive benefit of PowerUp by OCLN's present transfer agent Corporate Transfer Inc., pursuant to Court Order is 633,934,425. The Settling Parties acknowledge that the amount of share reserves for PowerUp's benefit shall be increased to the sum of 835,429,598.

a.	Those Reserves will be subject to adjustment by future conversions issued against the June Note and the August Note and OCLN agrees to deposit with its now transfer agent the additional shares of common stock totaling 201,495,173 so that the total sum of 835,429,598 shares (the "Settlement Shares") representing six times the number of shares that are actually issuable upon full conversion of the Notes based upon the Conversion Price which shall mean sixty-one (61%) multiplied by the Market Price.

b.	The Market Price means the lowest closing bid price for the Common Stock during the ten-day period ending at the latest complete trading date prior to the Conversion Date. OCLN further acknowledges that the total number of shares of common stock to be reserved for PowerUp's benefit or its designee, in connection with this Settlement Agreement and the Proposed Order shall be adjusted at the sole request of PowerUp in order to reserve sufficient shares to accommodate the then remaining Settlement Amount as defined above.

c.	In no event shall the number of shares of common stock issued to PowerUp in connection with the Settlement Amount pursuant to this Agreement and the Notes when aggregated with all other shares of common stock then beneficially owned by PowerUp or its affiliates as calculated pursuant to Section 13(d) of the Exchange Act at any time exceed 4.99% of the issued and outstanding common stock of OCLN.

4.                Conversions. PowerUp shall have the absolute right to exercise its rights of conversion and may publicly sell its shares acquired through the conversion of the Notes pursuant to this Settlement Agreement.

a.	All shares subject to this Agreement will be subject to irrevocable instructions and authorizations delivered to the Transfer Agent, Corporate Stock Transfer Inc. and signed by OCLN and the Transfer Agent concurrently herewith in form and substance satisfactory to PowerUp to ensure prompt compliance with the terms of this Agreement, including providing for releases of the shares or removal of legends and set forth in such instructions. Such instructions shall be in a form consistent and identical with the form attached to this Agreement and shall be a condition precedent from the execution of this Agreement.

b.	The rights of PowerUp to engage in and complete this conversion process is a material element of this Agreement. Accordingly, the Parties agree that this Agreement shall be So Ordered by a Judge of this Court and this Settlement Agreement shall include an affirmative injunction which shall direct both OCLN and its present and future Transfer Agents to promptly process each Notice of Conversion, a form of which is annexed hereto and made part hereof, issued by PowerUp without delay and without interference by OCLN, until the Settlement Amount has been paid in full.

5.                Default. In the event that OCLN defaults in its performance of any of its obligations under this Settlement Agreement, the Parties hereby acknowledge that the affirmative injunction shall remain in full force and effect and PowerUp shall have the additional right to a money judgment for the Settlement Amount against OCLN, Riggs , giving OCLN, Riggs credit for all sums received by PowerUp prior to enforcement, and PowerUp shall forbear from enforcing that judgment provided that OCLN has fully complied with its obligations under this Settlement Agreement.

6.                So Ordered Agreement. This Settlement Agreement will be presented to the Court for signature and entry in order to have the Affirmative Injunction become effective. The So Ordering of this Agreement is a condition precedent to the effectiveness of this Settlement Agreement.

7.                Terms and Provisions of the Notes are incorporated in this Settlement Agreement by Reference. All of the terms, provisions and conditions contained in the respective Notes and the T/A Letter are incorporated into this Settlement Agreement by reference. Upon the payment in full of the Settlement Amount, the Notes shall be deemed cancelled, and PowerUp shall return the original Notes to OCLN, which shall be marked as "Paid".

8.                     Retention of Jurisdiction. The Settling Parties request that this Court in the Action shall retain jurisdiction to enforce this Agreement.

9.                     Confidentiality. Except as necessary to enforce the terms of this Agreement, the Settling Parties agree to keep the terms of this Agreement and the facts underlying same confidential, and to not discuss the terms of this Agreement and the facts underlying this action with any third parties. Nothing in this paragraph shall prevent any of the Settling Parties from discussing or disclosing the terms of this Agreement in any required public filing with any federal or state agency, including the Securities and Exchange Commission, or from discussing or disclosing the terms of this Agreement with any tax preparer, accountant or legal counsel consulted by such party, or pursuant to any lawfully issued subpoena from a court or administrative agency.

10.                Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Settling Parties and supersedes and replaces all prior negotiations, proposed agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein. This Agreement supersedes and revokes all previous negotiations, arrangements, letters of intent, representations, whether oral or written, contracts and agreements between the Settling Parties, or their respective representatives, including but not limited to the Securities Purchase Agreement and the Note, or any other person purporting to represent the Settling Parties.

11.                 Modifications. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

12.                 Legal Representation. The Settling Parties acknowledge that they have retained independent counsel of their own choosing and that they have reviewed and discussed the terms and provisions of this Agreement with their counsel and that they are entering into this Agreement freely and of their own will and have no coerced or promised anything in order to induce their signatures other than as is contained in this Agreement.

(a)	PowerUp Lending Group, Ltd.

Bernard S. Feldman, Esq. Of Counsel

Naidich Wurman LLP

111 Great Neck Road, Suite 214 Great Neck, New York 11021

Email: bernard@bsfpc.com

(b)    OriginClear, Inc., Tener R. Eckelberry a/ka Riggs Eckelberry

Jorge Vasquez's New York Litigators Inc.

84-08 Queens Blvd. Elmhurst, New York 11373

Email: jorge@nylitigators.com

13.	Specific Representations:

(a)	PowerUp represents and warrants that it has not sold, transferred or assigned the Note, or any portion thereof, and is holder thereof.

(b)	OCLN represents and warrants that it has the full authority to enter into this Agreement.

14.	General Representations. All parties acknowledge and represent that: (a) they have read this Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (t) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; (g) the consideration received by them has been actual and adequate; and (h) that they have the authority to enter into this Agreement.

15.              Severability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

16.               No Presumption Against Drafter. This Agreement shall be construed without regard to any presumptions against the party causing the same to be prepared.

17.              No Waiver. The failure to strictly enforce any or all of the terms of this Agreement by any party hereto shall not be construed as and shall not result in a waiver of any party's right to strictly enforce any and all of the terms and conditions of this Agreement, despite the prior failure to strictly enforce the terms and conditions of this Agreement.

18.              Governing Law. This Agreement shall be governed by and construed pursuant to the laws of the State of New York, without regard to its choice of law principles.

19.               Original Signatures. Since the predicate that this Agreement be So Ordered by the Court in order to be effective it is necessary that all signatures be original.

POWERUP LENDING GROUP, LTD.		ORIGINCLEAR, INC.

By:	/s/ Curt Kramer	By:	/s/ T. Riggs Eckelberry
Name:	Curt Kramer	Name:	T. Riggs Eckelberry
Title:	Chief Executive Officer	Title:	Chief Executive Officer

/s/ T. Riggs Eckelberry
T. Riggs Eckelberry, Individually
SO ORDERED:
J.S.C.

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